EXHIBIT 99.2

MIDWESTONE FINANCIAL GROUP, INC.

FIRST FISCAL YEAR CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER

PURSUANT TO SECTION 111(B) OF EESA

FISCAL YEAR ENDED DECEMBER 31, 2009

I, Gary J. Ortale, the Executive Vice President and Chief Financial Officer of MidWestOne Financial Group, Inc. (“MidWestOne”), certify, based on my knowledge, that MidWestOne’s TARP period began on February 6, 2009, the closing date of the agreement between MidWestOne and the U.S. Treasury, and further certify, based on my knowledge that:

(i) The compensation committee of MidWestOne has discussed, reviewed, and evaluated with senior risk officers at least once during the period beginning on September 14, 2009, and ending on March 14, 2010 (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to MidWestOne;

(ii) The compensation committee of MidWestOne has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of MidWestOne, and during that same applicable period has identified any features of the employee compensation plans that pose risks to MidWestOne and has limited those features to ensure that MidWestOne is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least once during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of MidWestOne to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of MidWestOne will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of MidWestOne will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of MidWestOne;

(B)	Employee compensation plans that unnecessarily expose MidWestOne to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of MidWestOne to enhance the compensation of an employee;

(vi) MidWestOne has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) MidWestOne has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009, and ending with the last day of MidWestOne’s fiscal year ended December 31, 2009;

(viii) MidWestOne has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009, and ending with the last day of MidWestOne’s fiscal year ended December 31, 2009;

(ix) The board of directors of MidWestOne has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to the U.S. Treasury and its primary regulatory agency; MidWestOne and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) MidWestOne will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009, and ending with the last day of MidWestOne’s fiscal year ended December 31, 2009;

(xi) MidWestOne will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009, and ending with the last day of MidWestOne’s fiscal year ended December 31, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) MidWestOne will disclose whether MidWestOne, the board of directors of MidWestOne or the compensation committee of MidWestOne has engaged during the period beginning on June 15, 2009, and ending with the last day of MidWestOne’s fiscal year ended December 31, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) MidWestOne has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009, and ending with the last day of MidWestOne’s fiscal year ended December 31, 2009;

(xiv) MidWestOne has substantially complied with all other requirements related to employee compensation that are provided in the agreement between MidWestOne and the U.S. Treasury, including any amendments;

(xv) MidWestOne has submitted to the U.S. Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

By:	/s/Gary J. Ortale
Gary J. Ortale
Executive Vice President & Chief Financial Officer
MidWestOne Financial Group, Inc.

Dated:	March 8, 2010